Exhibit 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Richard G. Smith	Leslie Loyet
Chief Financial Officer	Analyst Inquiries
Ph: (773) 380-6587	(312) 640-6672

FOR IMMEDIATE RELEASE
TUESDAY, NOVEMBER 14, 2006

DEERFIELD TRIARC CAPITAL CORP. ANNOUNCES
THIRD QUARTER 2006 RESULTS

CHICAGO, November 14, 2006 -- Deerfield Triarc Capital Corp. (NYSE: DFR) today announced the results of operations for its third quarter ended September 30, 2006.

HIGHLIGHTS:
  Third quarter net income of $19.6 million, or $0.38 per diluted share
  Estimated REIT taxable income for the quarter, a non-GAAP financial measure, of $21.7 million, or $0.42 per diluted common share
  Book value per share increased to $13.78 at September 30, 2006 from $13.13 per share at the end of the second quarter
  Record dividend distribution of $0.40 per share for the third quarter of 2006, up from $0.38 per share in the second quarter of 2006
  Third quarter increase of 25 percent in the structured and syndicated assets portion of the alternative investments portfolio to $372.8 million
  Closed a trust preferred securities aggregate offering of $70 million bearing interest at three-month LIBOR plus 225 basis points
Results of Operations

Net income for the quarter ended September 30, 2006, totaled $19.6 million, or $0.38 per diluted common share, compared with net income of $18.2 million, or $0.35 per share, for the second quarter of 2006. The increase reflected improved trading income, gains on sale of residential mortgage-backed securities (RMBS) and gains from alternative asset lending activities. These benefits were partially offset by lower revenue from certain hedging activities and derivatives purchased for investment purposes. The company considers

-more-

comparisons to the third quarter of 2005 less meaningful since proceeds from the initial public offering in July 2005 were just being invested during that time period.

Estimated REIT taxable income, a non-GAAP financial measure, for the quarter ended September 30, 2006, totaled $21.7 million, or $0.42 per diluted common share. For a reconciliation of GAAP net income to estimated REIT taxable income, see the attached schedule.

Total invested assets grew to $9.1 billion during the first nine months, as compared to $7.8 billion as of December 31, 2005. Structured and syndicated assets totaled $372.8 million, up $177.7 million since year-end. The growth reflected investment of proceeds from a warehouse funding facility and the issuance of $70 million in trust preferred securities, into RMBS, and the continued ramp of the alternative investment portfolio.

Gregory H. Sachs, chairman and chief executive officer of Deerfield Capital Management LLC, the company’s external manager, said, “We are pleased with the third quarter financial results of the company and the continuing execution of its business plan. Solid growth in both the dividend and book value validate the momentum we see in this business.”

Investment Portfolio

The following table summarizes the carrying value of our invested assets and the respective balance sheet classifications as of September 30, 2006 (in thousands).

	Carrying Value

	Available-			Loans		Total	Total
	for-Sale	Trading	Other	Held for		Sep 30,	June 30,
Description (4)	Securities	Securities	Investments	Sale	Loans	2006	2006

RMBS	$8,120,331	$5,050	$-	$-	$-	$8,125,381	$7,785,360

Loans - structured & syndicated (1)	-	-	-	17,160	339,447	356,607	283,943
Common and preferred equities	2,059	-	11,168	-	-	13,227	12,301
Other investments	2,977	-	-	-	-	2,977	2,968

Total structured & syndicated assets	5,036	-	11,168	17,160	339,447	372,811	299,212

Loans held in CLO	-	-	-	265,322	-	265,322	273,014
Asset-backed securities in CDO (2)	296,771	-	-	-	-	296,771	297,501
High yield bonds / Trading other (3)	27,400	18,341	-	-	-	45,741	25,711

Total alternative investments	329,207	18,341	11,168	282,482	339,447	980,645	895,438

Total invested assets - Sep 30, 2006	$8,449,538	$23,391	$11,168	$282,482	$339,447	$9,106,026	$8,680,798

Total invested assets - June 30, 2006	$8,109,531	$2,009	$12,301	$282,502	$274,455	$8,680,798

(1)	Excludes credit default and total return swaps at September 30, 2006 with a fair value of approximately $0.7 million and $0.2 million and a notional value of $71.0 million and $7.5 million, respectively.

(2)	Includes RMBS, CMBS and other ABS.

(3)	High yield bonds at September 30, 2006 include $10.0 million of securities held in a CLO.

(4)	The portfolio instruments that constitute each asset category reflect subjective judgments by the company and are subject to change.

-more-

Mortgage Securities Investment Portfolio

During the third quarter of 2006, the RMBS portfolio increased by 4.4 percent to $8.1 billion from $7.8 billion as of June 30, 2006, due to net purchases and a $123 million increase in fair value. At September 30, 2006, the aggregate amortized cost of RMBS exceeded its aggregate estimated fair value by $111.7 million. Unrecognized net gains of $61.3 million on interest rate swaps designated as a hedge provided a favorable offset. The net portfolio duration, which is the difference between the duration of the RMBS and that of the repurchase agreements funding these investments, adjusted for the effects of the company’s swap portfolio, was approximately 0.3 years at September 30, 2006. Net return on the RMBS portfolio declined during the third quarter primarily due to less cash flow on certain interest-only securities and hedge ineffectiveness.

Commenting on the RMBS portfolio, Jonathan W. Trutter, chief executive officer of Deerfield Triarc Capital Corp., stated, “The interest rate environment has continued to put pressure on margins in this portfolio. However, we believe our investing and hedging strategy is suited to preserve maximum margins during these less favorable market conditions, while positioned to benefit from a return to a more typical rate environment.”

The mortgage-backed securities holdings consist primarily of hybrid adjustable rate and fixed rate bonds as of September 30, 2006, as follows:

			Weighted Average

							Constant
		Estimated		Months to	Yield to	Contractual	Prepayment	Modified
Security Description (1)	Par Amount	Fair Value	Coupon	Reset (2)	Maturity	Maturity	Rate (3)	Duration (4)

	(In thousands)

Agency Hybrid Adjustable Rate RMBS:
Rate reset in 1 year or less	$307,656	$306,137	4.36%	6	5.56%	12/25/34	40.3	1.2
Rate reset in 1 to 3 years	1,123,494	1,113,270	4.67%	25	5.59%	01/17/35	31.0	1.8
Rate reset in 3 to 5 years	2,778,084	2,756,517	4.91%	41	5.52%	05/25/35	28.1	1.9
Rate reset in 5 to 7 years	95,865	94,568	4.96%	66	5.62%	06/24/35	21.8	2.6
Rate reset in 7 to 10 years	422,648	416,792	5.22%	106	5.67%	07/22/35	15.5	3.5

Agency Fixed Rate RMBS
15 year	120,065	120,129	5.50%	n/a	5.48%	10/23/20	11.9	3.0
30 year	1,795,771	1,789,883	5.82%	n/a	5.81%	12/18/35	13.3	3.3

Non-Agency AAA-Rated RMBS:
Hybrid adjustable rate	789,851	787,726	5.36%	43	5.78%	05/15/35	29.2	1.6
Fixed rate	681,744	667,819	5.55%	n/a	5.88%	01/31/34	12.2	4.9

Other:
Interest-only (I/O) strips (5)	220,802	33,568	n/m	n/a	15.00%	05/01/35	10.3	(43.1)
I/O strips - trading (5)	548,614	5,050	n/m	n/a	11.67%	05/13/35	12.3	74.0
I/O and principal-only strips (5)	70,277	33,922	n/m	n/a	6.04%	09/25/34	10.2	3.8

Total RMBS	$8,954,871	$8,125,381

RMBS - June 30, 2006	$8,585,118	$7,785,360

(1)	Includes securities classified as both available-for-sale and trading.

(2)	Represents number of months before conversion to floating rate.

(3)	Constant prepayment rate refers to the expected average annualized percentage rate of principal prepayments over the remaining life of the security. The values represented in this table are estimates only and the results of a third party financial model.

(4)	Modified duration represents the approximate percentage change in market value per 100 basis point change in interest rates.

(5)	Interest- and principal-only strips represent solely the interest or principal portion of a security. Therefore the par amount reflected should not be used as a comparison to fair value.

n/m - not meaningful
n/a - not applicable

-more-

Fixed rate Agency and non-Agency RMBS totaled 31.7 percent of the portfolio as of September 30, 2006. The company has hedged a substantial portion of the borrowing costs associated with the repurchase agreements funding the RMBS portfolio using interest rate swaps, which are accounted for as cash flow hedges under GAAP.

Alternative Investments Portfolio

Complementing the mortgage securities segment of the portfolio are alternative investments that represent attractive yield and diversification opportunities. During the third quarter of 2006, the structured and syndicated assets portion of this portfolio increased by 24.6 percent to $372.8 million from $299.2 million at June 30, 2006. Commenting on the company’s strategy to continue to build this segment of the portfolio, Trutter noted, “We are pleased with the quality of assets flowing into this portfolio. Competitive pressures continue to depress credit spreads, but we remain patient and search out the opportunities that generate appropriate risk-adjusted returns.”

Dividend

As previously announced, a quarterly distribution of $0.40 per share of common stock was declared for the third quarter of 2006, to shareholders of record as of November 7, 2006, to be paid on November 27, 2006. This represents the fourth consecutive increase in the quarterly dividend, or 33.3 percent over the third quarter of 2005.

Book Value

Book value per share at September 30, 2006, was $13.78 compared to $13.13 at June 30, 2006. The increase primarily reflects the favorable impact of lower interest rates on the fair value of our available-for-sale securities portfolio, partially offset by the decrease in value of interest rate swaps used in hedging activities.

Conference Call

The company will host its quarterly earnings conference call for investors and other interested parties on Wednesday, November 15, 2006, at 11:00 a.m. Eastern Time. The conference call will be accessible by telephone and through the Internet. Interested individuals are invited to access the call by dialing 800-289-0573. To participate on the webcast, log on to the company's website at www.deerfieldtriarc.com or www.earnings.com 15 minutes before the call to download the necessary software.

In addition, a taped rebroadcast will be available beginning one hour following the completion of the call, and will continue through November 22. To access the rebroadcast, dial 888-203-1112 and request reservation number 9345962. A replay of the call will also be available on the Internet at www.deerfieldtriarc.com or www.earnings.com for 30 days.

-more-

About the Company

Deerfield Triarc Capital Corp. (the company) is a diversified financial company formed in 2004 to invest in real estate-related securities and various other asset classes. The company has elected and intends to continue to qualify to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. The objective is to provide attractive returns to investors through a combination of dividends and capital appreciation, which the company intends to achieve by opportunistically investing in financial assets and to construct an investment portfolio appropriately leveraged to seek attractive risk-adjusted returns.

The targeted asset classes and the principal investments the company expects to make in each are as follows:

Asset Class	Principal Investments
Real Estate-Related Securities	Residential mortgage-backed securities, or RMBS
Commercial mortgage-backed securities, or CMBS

Other Asset-backed Securities, or ABS	Collateralized debt obligations, or CDOs
Consumer ABS

Loans and Related Derivatives	Senior Secured and Unsecured Loans
Credit Default Swaps on Senior Secured Loans

Leveraged Finance Instruments	Corporate Mezzanine Loans
High Yield Corporate Bonds
Distressed and Stressed Debt Securities
Private Equity Investments

In addition, the company may invest opportunistically in other types of investments within the core competencies of its manager, Deerfield Capital Management, including investment grade corporate bonds and related derivatives, government bonds and related derivatives, and other fixed income related instruments.

* * Notes and Tables to Follow * *

-more-

NOTES TO PRESS RELEASE

The statements in this press release that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of Deerfield Triarc Capital Corp. (“Deerfield Triarc” or the “company”) and statements preceded by, followed by, or that include the words “may,” “believes,” “plans,” “expects,” “anticipates” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). All statements that address operating performance, events or developments that are expected or anticipated to occur in the future, including statements related to revenue growth, earnings per share growth or statements expressing general optimism about future operating results, are forward-looking statements within the meaning of the Reform Act. These forward-looking statements are based on our current expectations, speak only as of the date of this press release and are susceptible to a number of risks, uncertainties and other factors. Our actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Reform Act. Many important factors could affect our future results and could cause those results to differ materially from those expressed in the forward-looking statements contained herein. Such factors include higher than expected prepayment rates on the mortgages underlying our mortgage securities holdings; our inability to obtain favorable interest rates or margin terms on the financing that we need to leverage our mortgage securities and other positions; increased rates of default on our loan portfolio (which risk rises as the portfolio seasons), and decreased recovery rates on defaulted loans; flattening or inversion of the yield curve (short term rates increasing at greater rate than longer term rates), reducing our net interest income on our financed mortgage securities positions; our inability adequately to hedge our holdings sensitive to changes in interest rates; narrowing of credit spreads, thus decreasing our net interest income on future credit investments (such as bank loans); changes in REIT qualification requirements, making it difficult for us to conduct our investment strategy; lack of availability of qualifying real estate-related investments; disruption in the services we receive from our Manager, such as loss of key portfolio management personnel; our inability to continue to issue collateralized debt obligation vehicles (which can provide us with attractive financing for our debt securities investments); adverse changes in accounting principles, tax law, or legal/regulatory requirements; competition with other REITs for investments with limited supply; changes in the general economy or the debt markets in which we invest; and other risks and uncertainties disclosed from time to time in our filings with the Securities and Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referenced above. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We assume no obligation to update any forward-looking statements after the date of this press release as a result of new information, future events or developments, except as required by federal securities laws. In addition, it is our policy generally not to make any specific projections as to future earnings, and we do not endorse any projections regarding future performance that may be made by third parties.

-more-

DEERFIELD TRIARC CAPITAL CORP. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share amounts)

	September 30,	December 31,
	2006	2005

ASSETS
Cash and cash equivalents	$96,665	$35,542
Due from broker	25,723	191,845
Restricted cash and cash equivalents	26,669	85,311
AFS securities, including $7,481,285 and $6,847,723 pledged—at fair value	8,449,538	7,285,052
Trading securities—at fair value	23,391	4,738
Other investments	11,168	12,303
Derivative assets	74,377	69,406
Loans held for sale	282,482	294,063
Loans	339,447	158,111
Interest receivable	55,006	40,648
Other receivable	20,789	16,976
Prepaid and other assets	11,405	9,817

TOTAL ASSETS	$9,416,660	$8,203,812

LIABILITIES
Repurchase agreements, including $40,314 and $26,788 of accrued interest	$7,374,379	$6,768,396
Due to broker	411,634	77,327
Dividends payable	-	18,081
Derivative liabilities	25,355	6,053
Interest payable	24,012	18,262
Long term debt	863,279	615,550
Management and incentive fee payable	3,532	2,453
Other payables	1,945	487

TOTAL LIABILITIES	8,704,136	7,506,609

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001:
100,000,000 shares authorized; none issued and outstanding	-	-
Common stock, par value $0.001:
500,000,000 shares authorized; 51,708,181 and 51,659,701 shares issued
and outstanding (including 269,232 restricted shares)	51	51
Additional paid-in capital	747,238	747,919
Deferred equity compensation	-	(2,397)
Accumulated other comprehensive loss	(49,746)	(44,703)
Retained earnings (deficit)	14,981	(3,667)

TOTAL STOCKHOLDERS' EQUITY	712,524	697,203

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$9,416,660	$8,203,812

-more-

DEERFIELD TRIARC CAPITAL CORP. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,

	2006	2005	2006	2005

REVENUES
Net interest income:
Interest income	$117,548	$74,554	$337,012	$138,939
Interest expense	97,839	55,839	273,241	100,587

Net interest income	19,709	18,715	63,771	38,352

EXPENSES
Management and incentive fee expense to
related party	5,031	3,931	14,339	9,535
Professional services	588	314	1,514	551
Insurance expense	186	167	551	512
Other general and administrative expenses	378	558	1,326	1,041

Total expenses	6,183	4,970	17,730	11,639

OTHER INCOME AND GAIN (LOSS)
Net gain (loss) on available-for-sale securities	1,780	174	5,087	(829)
Net gain (loss) on trading securities	3,042	(1,914)	1,283	(1,411)
Net gain (loss) on loans	495	454	855	(432)
Net gain on derivatives	392	1,487	3,224	2,629
Dividend income and other net gain (loss)	610	223	804	245

Net other income and gain (loss)	6,319	424	11,253	202

Income before income tax expense	19,845	14,169	57,294	26,915
Income tax expense	282	88	404	88

NET INCOME	$19,563	$14,081	$56,890	$26,827

NET INCOME PER SHARE—Basic	$0.38	$0.27	$1.11	$0.76

NET INCOME PER SHARE—Diluted	$0.38	$0.27	$1.10	$0.76

WEIGHTED-AVERAGE NUMBER OF SHARES
OUTSTANDING - Basic	51,430,136	51,255,854	51,406,276	35,213,888

WEIGHTED-AVERAGE NUMBER OF SHARES
OUTSTANDING - Diluted	51,615,604	51,405,806	51,560,210	35,315,932

-more-

DEERFIELD TRIARC CAPITAL CORP. AND ITS SUBSIDIARIES
EFFECTIVE RATE AND NET RETURN ANALYSIS (1)
(Dollars in thousands)

	Three months ended

	September 30, 2006			June 30, 2006	Inc / (Dec)

	Average	Interest	Effective	Effective	Effective
	Balance (2)	Income	Rate (3)	Rate (3)	Rate (3)

RMBS (4)	$7,931,386	$94,224	4.75%	4.87%	(0.12	) %
Assets held in CLO (Market Square)	295,458	6,363	8.61%	7.73%	0.88%
ABS held in CDO (Pinetree)	303,632	5,295	6.98%	6.78%	0.20%
Other alternative assets	357,269	11,666	13.06%	13.47%	(0.41	) %

Total Investments	$8,887,745	$117,548	5.29%	5.27%	0.02

	Average	Interest	Effective	Effective	Effective
	Balance (2)	Expense	Rate (3)	Rate (3)	Rate (3)

Repurchase agreements (5) (6)	$7,275,560	$83,203	4.57%	4.58%	(0.01	) %
Market Square long-term debt	276,000	4,255	6.17%	5.66%	0.51%
Pinetree long-term debt (5)	287,929	5,156	7.16%	5.83%	1.33%
Revolving warehouse facility	208,761	3,633	6.96%	7.62%	(0.66	) %
Trust preferred securities (TPS)	64,437	1,592	9.88%	8.98%	0.90%

Total Borrowings	$8,112,687	$97,839	4.82%	4.73%	0.09%

		Net Interest	Net	Net	Net
		Income (7)	Return (8)	Return (8)	Return (8)

RMBS (5)		$11,021	0.56%	0.65%	(0.09	) %
Assets held in CLO (Market Square)		2,108	2.85%	2.45%	0.40%
ABS held in CDO (Pinetree) (5)		139	0.18%	1.24%	(1.06	) %
Other alternative assets		8,033	8.99%	10.36%	(1.37	) %

Total net return before TPS		21,301	0.96%	1.00%	(0.04	) %
Trust preferred securities		(1,592)	-0.07%	-0.05%	(0.02	) %

Total net return		$19,709	0.89%	0.95%	(0.06	) %

			Return on	Return on	Return on
		Average Net	Average Net	Average Net	Average Net
		Investment	Investment (9)	Investment (9)	Investment (9)

RMBS (5)		$655,826	6.72%	8.29%	(1.57	) %
Assets held in CLO (Market Square)		24,000	35.13%	30.15%	4.98%
ABS held in CDO (Pinetree) (5)		12,000	4.63%	31.50%	(26.87	) %
Other alternative assets		148,508	21.64%	17.51%	4.13%

(1)	This supplemental information is subject to various significant limitations, including that it is being provided solely for general informational purposes; it is based on unaudited financial information; it is subject to revision; the past results presented are not necessarily indicative of future results; the Company makes no representation about the appropriateness of the information in making investment decisions; the portfolio instruments that constitute each asset category reflect subjective judgments by the Company and are subject to change; the information is qualified in its entirety by the following documents available on our website--the Company’s Annual Report for 2005 on Form10-K filed with the SEC, the Company’s subsequent quarterly reports on Form10-Q filed with the SEC, and the "Notes to Press Release" included with this announcement.

(2)	Average balance is calculated based on the month-end balances with the exception of some of the Other alternative assets, which are based on daily balances. Available-for-sale securities are included in this analysis using historical cost while all other balances are at carrying value. Average balances exclude any unsettled purchases and sales.

(3)	Effective rate is calculated by dividing Interest income or Interest expense by the respective Average balance. The effective rate is annualized.

(4)	RMBS includes interest earning cash and short-term investments not held in a CLO or CDO.

(5)	This calculation includes the impact of designated hedging activity (including increases in interest expense due to ineffectiveness of $1,118 and $213 in the three months ending September 30 and June 30, 2006, respectively) and margin borrowing.

(6)	Repurchase agreements include an immaterial amount related to Other alternative assets, however, these amounts are included in the RMBS Net return calculations.

(7)	Net interest income excludes all "Other income and gain (loss)" as well as "Expenses" reported in the Company's Consolidated Statements of Operations.

(8)	Net return is calculated by dividing Net interest income by the investment Average balance and the return is annualized.

(9)	Return on average net investment is calculated by dividing the Net interest income by the respective average net investment. Average net investment is calculated for RMBS and Other alternative assets by taking their investment Average balance less the respective borrowings Average balance. Net investment for the Assets held in CLO and ABS held in CDO is their initial equity of $24,000 and $12,000, respectively. The Return on average net investment is annualized.

-more-

DEERFIELD TRIARC CAPITAL CORP. AND ITS SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO ESTIMATED REIT TAXABLE
INCOME (UNAUDITED)
(In thousands, except share and per share amounts)

				Nine Months
	Three Months Ended			Ended

	March 31,	June 30,	September 30,	September 30,
	2006	2006	2006	2006

GAAP net income	$19,163	$18,164	$19,563	$56,890

Adjustments to GAAP net income:
Difference in rate of premium amortization
and discount accretion	57	73	2,673	2,803
Amortization of gain on terminated swaps	131	225	314	670
Amortization of financing element in
Pinetree swap	(60)	(57)	(49)	(166)
Hedge ineffectiveness	(589)	213	1,118	742
Stock and options grant	385	276	377	1,038
Organization costs	(2)	(2)	(3)	(7)
Non-allowable deduction for meals
& entertainment	27	36	33	96
Security basis difference recognized
upon sale	(531)	(116)	(178)	(825)
Impairment of available-for sale securities
not recognized for tax purposes	1,837	197	-	2,034
Unrealized gain (loss)	(127)	1,464	(1,659)	(322)
Realized gain previously deferred as
return of capital	-	1,107	-	1,107
Gain on intercompany sale eliminated
for GAAP	243	(15)	(12)	216
Exclusion of Deerfield Triarc TRS
Holdings, LLC net income	(140)	(52)	(443)	(635)

Net adjustments to GAAP net income	1,231	3,349	2,171	6,751

Estimated REIT taxable income	$20,394	$21,513	$21,734	$63,641

Weighted average diluted shares	51,515,588	51,552,764	51,615,604	51,560,210

Taxable earnings per diluted share (1)	$0.40	$0.42	$0.42	$1.23

(1)    Quarters may not sum to year-to-date due the calculation of earnings per share for each period on a stand-alone basis.

The company believes that the presentation of estimated REIT taxable income is useful because it indicates the estimated minimum amount of distributions it must make in order to avoid corporate level income tax. However, beyond its intent to distribute to stockholders at least 90% of REIT taxable income on an annual basis in order to maintain our REIT qualification, the company does not expect that the amount of distributions it makes will necessarily correlate to estimated REIT taxable income. Rather, the company expects to determine the amount of distributions to make based on cash flow, GAAP net income and what it believes to be an appropriate and competitive dividend yield relative to other specialty finance companies and mortgage REITs. Estimated REIT taxable income will not necessarily bear any close relation to cash flow. Accordingly, the company does not consider estimated REIT taxable income to be a reliable measure of liquidity although the related distribution requirement can impact liquidity and capital resources. Moreover, there are limitations associated with estimated REIT taxable income as a measure of financial performance over any period, and the presentation of estimated REIT taxable income may not be comparable to similarly titled measures of other companies, which may use different calculations. As a result, estimated REIT taxable income should not be considered as a substitute for GAAP net income as a measure of financial performance.